Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500	FAX: (617) 995-2510

Contacts:

Carol Hausner (Investors) Senior Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Pete Holmberg (Media) Rx Communications Group, LLC Tel: (917) 322-2164 pholmberg@rxir.com

•	A live conference call and webcast are scheduled for May 13, 2004 at 4:30 p.m. EDT.

•

To access the live conference call by phone, dial 913-981-4900. No passcode is required. A playback of the call will be available from approximately 7:30 p.m. on May 13 through 11:59 p.m. on May 19, 2004. To listen to the playback, call 719-457-0820 and provide passcode 460064.

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The call also may be heard through the “Investor Relations” section on ImmunoGen’s website, http://www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location until May 19, 2004.

FOR IMMEDIATE RELEASE

ImmunoGen, Inc. Reports Fiscal Year 2004 Third Quarter Financial Results

– Company Provides Business Update –

CAMBRIDGE, MA, May 13, 2004 – ImmunoGen, Inc. (Nasdaq: IMGN) today announced financial results for the three and nine months ended March 31, 2004. For the third quarter of ImmunoGen’s 2004 fiscal year, the Company reported a net loss of $760,000, or $0.02 per basic and diluted share, compared to a net loss of $4.6 million, or $0.11 per basic and diluted share, in the same quarter last year. For the nine-month period ended March 31, 2004, ImmunoGen reported a net loss of $6.2 million, or $0.15 per basic and diluted share, compared to a net loss of $13.1 million, or $0.31 per basic and diluted share, in the same period last year.

Revenues for the three-month period ended March 31, 2004 were $7.6 million as compared to revenues of $1.5 million for the same period last year. Revenues for the third quarter of 2004 included $4.1 million of research and development support fees earned pursuant to the Company’s discovery, research and commercialization collaboration with Aventis. Also included in third quarter 2004 revenues was $936,000 of clinical materials reimbursements related to the manufacture of clinical materials under certain collaborative agreements and $2.6 million of previously deferred revenue related to payments made pursuant to existing collaborative agreements. Included in the $2.6 million is a $1.5 million upfront fee that was

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received and deferred upon the signing of the original collaboration agreement with British Biotech. As previously disclosed, this agreement terminated in January 2004.

Total operating expenses for the three-month period ended March 31, 2004 were $8.7 million as compared to $8.2 million for the same period last year. Included in total expenses for the third quarter of 2004 was the cost of clinical materials reimbursed of $729,000 as compared to the cost of clinical materials reimbursed of $440,000 in the same period last year. Also included in total operating expenses for the third quarter of 2004 was research and development expense of $6.2 million compared to research and development expense of $6.3 million in the three-month period ended March 31, 2003. Included in third quarter 2004 research and development expense is $198,000 of antibody that ImmunoGen purchased in anticipation of potential future clinical trials as compared to $796,000 of antibody purchased in the same period in the prior year.

As of March 31, 2004, ImmunoGen had approximately $101.8 million in cash and marketable securities. This compares with $101.3 million at June 30, 2003. The Company anticipates that its current capital resources and future collaborator payments, including committed research funding that the Company expects to receive from Aventis, will enable ImmunoGen to meet its current and projected operational expenses and capital expenditures for at least the next three to five years.

Total assets increased to $126.1 million at March 31, 2004, compared to $118.0 million at June 30, 2003. The increase is primarily attributable to: (i) an increase in unbilled revenue related to research and development support fees earned but not yet billable pursuant to the terms of the Company’s discovery, research and commercialization collaboration with Aventis; and (ii) an increase in inventory related to the timing of the manufacture and shipment of conjugate produced for the Company’s other collaborators. Total liabilities increased by $14.1 million to $29.5 million at March 31, 2004, compared to $15.4 million at June 30, 2003. The increase in liabilities is primarily attributable to the $12.0 million upfront payment received from Aventis that the Company deferred and records as revenue ratably over the expected term of the research collaboration.

Mitchel Sayare, Ph.D., Chairman and CEO commented, “The committed funding and $12 million upfront payment received from Aventis, combined with cash inflow from our other partnerships, have enabled us to be cash flow neutral for the first nine months of this fiscal year. Our agreement with Aventis calls for ImmunoGen to receive a minimum of $50.7 million in committed research funding over the three years beginning September 1, 2003, and also receive product-based milestone payments and royalties. These obligations transfer to any successor of Aventis created through merger, such as Sanofi-Aventis. In addition to the cash inflow they provide, our partnerships contribute to the body of data available on our Tumor-Activated Prodrug, or TAP, technology. For example, Phase I data on MLN2704, a TAP compound developed by our partner Millennium Pharmaceuticals, are expected to be presented at the American Society of Clinical Oncology annual meeting this June.”

Company Update

ImmunoGen’s TAP technology uses cancer-targeting monoclonal antibodies to deliver a highly potent cell-killing agent specifically to cancer cells. ImmunoGen develops its own products. Additionally, ImmunoGen establishes partnerships with other companies to achieve an inflow of cash, expand the use of the Company’s technology, and provide the opportunity for financial returns from a greater number of products than could be developed internally.

ImmunoGen now has the financial resources to take its wholly-owned lead products huN901-DM1 and cantuzumab mertansine through proof-of-concept clinical testing prior to pursuing out-licensing opportunities. Two clinical studies with huN901-DM1 that were initiated by former partner British Biotech are underway in relapsed small-cell lung cancer. ImmunoGen plans to complement these studies with its own study in CD56-positive hematologic malignancies and expects to begin this proof-of-concept study later this year. huN901-DM1 targets the CD56 antigen found on small-cell lung cancers, certain hematologic malignancies such as multiple myeloma and acute myeloid leukemia (AML), and neuroendocrine cancers. ImmunoGen also expects to begin proof-of-concept testing with its TAP compound cantuzumab mertansine in the first half of 2005. This TAP compound targets the CanAg antigen found on colorectal, pancreatic, gastric, and other abdominal cancers as well as on many non-small-cell lung cancers.

Two partner-developed TAP compounds have advanced into clinical testing: MLN2704, developed by Millennium; and bivatuzumab mertansine, developed by Boehringer Ingelheim. Data from the MLN2704 single ascending dose Phase I trial are expected to be presented on June 6, 2004 in a poster session at the American Society of Clinical Oncology annual meeting. A Phase I/II multi-dose trial is currently underway with the compound, which has been granted Fast Track status by the U.S. Food and Drug Administration. Little information on bivatuzumab mertansine has been disclosed by privately-held Boehringer Ingelheim.

In July 2003, Aventis licensed three preclinical compounds from ImmunoGen: a TAP compound for the treatment of AML, an anti-IGF-1R naked antibody, and a compound for certain B-cell malignancies including non-Hodgkin’s lymphoma. ImmunoGen believes that important progress is being made with each of these compounds, and the TAP compound for AML remains on track for IND filing in 2004. The two companies also are working together to develop additional new products. For each product in the collaboration, ImmunoGen potentially receives milestone payments totaling $21.5 to $30.0 million plus royalties on sales in addition to the committed funding component of the partnership. Aventis is responsible for product development, manufacturing, and commercialization. ImmunoGen has certain co-promotion rights in the U.S. on a product-by-product basis.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Two ImmunoGen-developed TAP products have begun clinical evaluation: cantuzumab mertansine and huN901-DM1. ImmunoGen out-licenses its TAP technology in exchange for upfront, milestone, and manufacturing payments plus royalties. Companies developing products using ImmunoGen’s TAP technology include Boehringer Ingelheim (bivatuzumab mertansine), Millennium Pharmaceuticals (MLN2704), and Genentech (Trastuzumab-DM1); ImmunoGen also has multitarget agreements with Genentech, Abgenix, and Millennium. ImmunoGen and Aventis have a collaboration to discover, develop, and commercialize antibody-based anticancer therapeutics. The agreement provides ImmunoGen with committed funding and also includes milestone payments, royalties, and co-promotion rights.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes, including the anticipated advancement into the next stages of clinical testing of cantuzumab mertansine and huN901-DM1; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence upon existing and potential collaborative partners, and the outcome of the clinical testing of TAP compounds being developed by the Company’s existing partners; uncertainty as to whether the Company’s potential products or those of the Company’s collaborators will succeed in entering human clinical trials and uncertainty as to the results of such trials; the ability of the Company’s current capital resources and anticipated future collaborator payments to enable the Company to meet its current and projected operational expenses and capital expenditures for the next five to seven years; the risk that the Company and/or its collaborators may not be able to obtain regulatory approvals necessary to commercialize their product candidates; the potential development by competitors of competing products and technologies; uncertainty whether the Company’s TAP technology will produce safe, effective and commercially viable products; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003 and other reports filed with the Securities and Exchange Commission.

financials follow

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

As of March 31, 2004 and June 30, 2003

(Unaudited)

	March 31, 2004	June 30, 2003
ASSETS

Cash and marketable securities	$101,790	$101,273
Other assets	24,324	16,759

Total assets	$126,114	$118,032

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$14,310	$5,811
Long term portion of deferred revenue and other long term liabilities	15,183	9,542
Stockholders’ equity	96,621	102,679

Total liabilities and stockholders’ equity	$126,114	$118,032

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and nine months ended March 31, 2004 and 2003

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003

Revenues:
Research and development support	$4,060	$—	$9,154	$—
License fees and milestone payments	2,551	786	4,247	3,745
Clinical materials reimbursement	936	492	3,112	2,267
Development fees	43	178	131	267

Total revenues	7,590	1,456	16,644	6,279

Expenses:
Cost of clinical materials reimbursed	729	440	2,715	2,035
Research and development	6,170	6,296	16,136	16,972
General and administrative	1,769	1,502	5,015	4,542

Total operating expenses	8,668	8,238	23,866	23,549

Loss from operations	(1,078)	(6,782)	(7,222)	(17,270)

Other income, net	322	2,165	1,028	4,182

Loss before taxes	(756)	(4,617)	(6,194)	(13,088)

Income tax expense	4	—	25	35

Net loss	$(760)	$(4,617)	$(6,219)	$(13,123)

Net loss per common share, basic and diluted	$(0.02)	$(0.11)	$(0.15)	$(0.31)

Average common shares outstanding, basic and diluted	40,663	41,441	40,616	42,353

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